Exhibit 99.1

ATLAS ENERGY RESOURCES, LLC REPORTS

RECORD FINANCIAL RESULTS FOR THE SECOND QUARTER 2007

Pittsburgh, PA—August 6, 2007, Atlas Energy Resources, LLC (NYSE: ATN) (“Atlas Energy” or “the Company”) today reported record adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, of $28.7 million for the second quarter 2007, as compared with $18.2 million in the second quarter 2006, an increase of $10.5 million, or approximately 58%, due primarily to an increase in natural gas drilling and well servicing activities, as well as higher realized natural gas prices compared to the prior year comparable quarter. Net income for the second quarter 2007 was $41.7 million, an increase of $29.1 million over the prior year comparable period, and includes the net effect of certain derivative gains and related expenses in the second quarter 2007 associated with hedges entered into in conjunction with the acquisition of DTE Gas & Oil Company (“DGO”) from DTE Energy Company (NYSE: DTE) (“DTE”). Excluding the non-cash derivative gain this quarter, revenues rose to a record level of $101.8 million, an increase of $38.2 million, or 60%, compared to the second quarter 2006. Appalachia average natural gas and oil production volumes were 28.4 million cubic feet equivalent (“Mmcfe”) per day for the second quarter 2007, representing an increase of approximately 10% over the quarter ended March 31, 2007.

On June 29, 2007, Atlas Energy acquired all of the outstanding equity interests of DTE Gas & Oil Company from DTE Energy Company for $1.268 billion. DGO’s assets are located in the northern lower peninsula of Michigan on approximately 228,000 developed acres and 66,000 undeveloped acres and include interests in approximately 2,150 natural gas wells with estimated proved reserves of approximately 613.7 billion cubic feet of natural gas equivalents. Atlas Energy funded the acquisition purchase price in part with a new $850.0 million senior secured credit facility which matures in 2012. The remainder of the purchase price was funded by a private placement of 24.0 million common and Class D units, generating gross proceeds of $600.0 million.

On June 14, 2007, the Company declared a quarterly cash distribution of $0.43 per common unit for the second quarter 2007 with a distribution coverage ratio of approximately 1.2x. This quarter’s distribution will be paid on August 14, 2007 to common unitholders of record as of June 26, 2007. Atlas Energy also provided distribution guidance for the second half of 2007 of approximately $0.50 per common unit for both the third and fourth quarters of 2007. Atlas Energy also established distribution guidance at a range of $2.20 to $2.40 per common unit for full year 2008 which includes a distribution coverage ratio of 1.2x.

“The events that occurred this quarter have transformed our company,” said Edward E. Cohen, Chairman and Chief Executive Officer of Atlas Energy. “Our acquisition of DTE Gas & Oil Company will immediately triple our existing natural gas & oil production volume to approximately 88 Mmcfe per day. No less importantly, we have established our company’s presence in a new region that offers additional opportunities to expand our operations.”

Atlas Energy entered into additional hedging contracts in the current period for its natural gas production. A summary of Atlas Energy’s hedge positions as of June 30, 2007, including hedges related to projected production in Michigan, are as follows:

Fixed Price Swaps
Production Period Ended December 31,	Average Hedge Price (1) (3) (per mcf)	Percentage Hedged (2)
2007	$8.89	86%
2008	$9.23	79%
2009	$8.94	70%
2010	$8.42	53%
2011	$8.09	44%
2012	$7.85	27%

Costless Collars
Production Period Ended December 31,	Average Hedge Floor (1) (3) (per mcf)	Average Hedge Ceiling (1) (3) (per mcf)	Percentage Hedged (2) (4)
2007	$8.42	$9.59	2%
2008	$8.42	$10.43	2%
2009	—	—	—
2010	$8.70	$9.76	3%
2011	$8.45	$9.46	9%

(1)	In thousand cubic feet (“mcf”)
(2)

Percentages hedged are based on: a) for 2007, Appalachia and Michigan projected production for full year 2007, and b) for 2008 and forward, projected production for Appalachia for full year 2007 and projected production for Michigan for full year 2008

(3)	Includes an estimated positive basis differential and Btu adjustment

Well Construction and Completion

•

The number of gross wells spud was 237 wells for the second quarter 2007, an increase of 109 wells or approximately 85% from the prior year comparable quarter. Atlas Energy connected 241 wells in the second quarter 2007.

•	Well drilling segment revenues increased by approximately 93% in the second quarter 2007 compared to the similar quarter in the prior year.

Acreage

•

Atlas Energy had approximately 657,000 net acres in the Appalachian Basin, of which 426,000 were undeveloped, at June 30, 2007, an increase of 34% from the net acreage position at June 30, 2006 and an 11% increase from March 31, 2007. Additionally, Atlas Energy has a joint venture with Knox Energy through December 2007, which provides an opportunity to drill wells on approximately 200,000 acres in Tennessee. On June 29, 2007, Atlas Energy acquired approximately 294,000 gross acres in the Antrim Shale in Michigan, of which 66,000 are undeveloped.

•

Atlas Energy has identified approximately 3,000 geologically favorable shallow drilling locations on its acreage in the Appalachian Basin, which does not include any locations prospective for the Marcellus Shale. In addition, the Company has identified approximately 900 drilling and re-completion opportunities in Michigan.

•

Atlas Energy and its investment partnerships have drilled seven vertical wells to the Marcellus Shale in Western Pennsylvania. Six of these wells have been completed and management continues to be pleased with the results. The Marcellus Shale is a black, organic rich shale formation located at depths between 7,000 and 8,500 feet and ranges in thickness from 100 to 150 feet on Atlas Energy’s acreage. Leases are currently held on over 213,000 acres, up from 105,000 acres in December 2006, which management believes is prospective for the Marcellus Shale. Management plans to drill several more vertical wells within the Marcellus Shale over the next quarter and is planning a full development program beginning in the fourth quarter of 2007.

Wells & Production

•	As of June 30, 2007, Atlas Energy had an interest in approximately 9,950 gross wells, of which it operated 83%.

•	Natural gas and oil production in the Appalachian Basin was 28.4 Mmcfe per day for second quarter 2007, an increase of 2.6 Mmcfe per day, or approximately 10%, from the quarter ended March 31, 2007.

Interested parties are invited to access the live webcast of Atlas Energy’s second quarter 2007 results on Tuesday, August 7, 2007 at 2:00 pm EDT by going to the home page of Atlas Energy’s website at www.atlasenergyresources.com. An audio replay of the conference call will also be available beginning at 4:00 pm EDT on Tuesday August 7, 2007. To access the replay, dial 1-888-286-8010 and enter conference code 64759466.

Atlas Energy Resources, LLC is an energy concern focused on the development and production of natural gas and, to a lesser extent, oil principally in the Antrim Shale in Michigan and the Appalachian Basin. Atlas Energy sponsors and manages tax advantaged investment partnerships, in which it co-invests, to finance the exploration and development of its acreage in the Appalachian Basin and drills on its own account in the Antrim Shale. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.

Atlas America, Inc. (NASDAQ: ATLS) owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD), which holds the general partner interest and 5.5 million limited partner units of Atlas Pipeline Partners, L.P. (NYSE: APL), and an approximate 49% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Atlas Energy Resources, LLC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Energy’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS ENERGY RESOURCES, LLC

COMBINED AND CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per unit data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
REVENUES:
Well construction and completion	$65,139	$33,805	$137,517	$84,688
Gas and oil production	25,315	21,942	46,575	44,808
Administration and oversight	3,439	2,188	7,983	5,497
Well services	4,155	3,386	7,876	6,152
Gathering	3,750	2,287	7,038	4,574
Gain on mark-to-market derivatives	26,257	—	26,257	—

Total revenues	128,055	63,608	233,246	145,719

COSTS AND EXPENSES:
Well construction and completion	56,648	29,394	119,580	73,640
Gas and oil production	4,445	3,444	8,347	6,841
Well services	2,147	2,022	4,190	3,788
Gathering fees – Atlas Pipeline	3,750	7,894	7,038	15,883
General and administrative	11,358	2,974	18,257	10,669
Depreciation, depletion and amortization	6,807	5,524	12,675	10,187

Total costs and expenses	85,155	51,252	170,087	121,008

OPERATING INCOME	42,900	12,356	63,159	24,711
OTHER INCOME (EXPENSE):
Interest expense	(1,530)	(40)	(1,940)	(42)
Other, net	295	283	387	399

Total other income (expense)	(1,235)	243	(1,553)	357

NET INCOME	$41,665	$12,599	$61,606	$25,068

Allocation of net income attributable to common limited partners/owners:
Portion applicable to owners’ interest (period prior to the initial public offering on December 18, 2006)	$—	$12,599	$—	$25,068
Portion applicable to members’ interest (period subsequent to the initial public offering on December 18, 2006)	41,665	—	61,606	—

Net income	$41,665	$12,599	$61,606	$25,068

Allocation of net income attributable to members’ interests:
Class A units	$833		$1,232
Class B common units	40,429		59,971
Class D units	403		403

Net income attributable to members’ interests	$41,665		$61,606

Net income per Class B common and Class D unit:
Basic	$1.10		$1.64

Diluted	$1.08		$1.62

Weighted average Class B common and Class D units outstanding:
Basic	37,196		36,913

Diluted	37,705		37,338

ATLAS ENERGY RESOURCES, LLC

FINANCIAL INFORMATION

(in thousands)

(Unaudited)

	June 30,	December 31,
	2007	2006
Balance Sheet Data (at period end):
Cash and cash equivalents	$5,623	$8,833
Property and equipment, net	1,588,736	277,814
Total assets	1,775,470	415,463
Total debt	713,936	68
Total partners’ capital	815,117	212,682

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2007	2006			2007	2006
Capital Expenditure data:
Maintenance capital expenditures	$8,750	$	n/a	(1)	$17,500	$	n/a	(1)
Expansion capital expenditures	1,291,911		n/a	(1)	1,305,238		n/a	(1)

Total	$1,300,661		$21,996		$1,322,738		$37,286

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Reconciliation of net income to non-GAAP measures(2):
Net income	$41,665	$12,599	$61,606	$25,068
Depreciation and amortization	6,807	5,524	12,675	10,187
Interest expense	1,530	40	1,940	42

EBITDA	50,002	18,163	76,221	35,297
Gain on mark-to-market derivatives	(26,257)	—	(26,257)	—
Non-recurring derivative fees	3,873	—	3,873	—
Non-cash compensation expense	1,043	—	2,088	—

Adjusted EBITDA	28,661	$18,163	55,925	$35,297

Interest expense	(1,530)		(1,940)
Amortization of deferred financing costs (included within interest expense)	485		498
Maintenance capital expenditures	(8,750)		(17,500)

Distributable cash flow	$18,866		$36,983

(1)

Atlas Energy did not characterize capital expenditures as maintenance or growth and did not plan capital expenditures in a manner intended to maintain or expand its asset base or production before its initial public offering.

(2)

EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of Atlas Energy believes that EBITDA and distributable cash flow provide additional information for evaluating the Company’s ability to make distributions to its unitholders, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within Atlas Energy financial covenants under its credit facility. EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

ATLAS ENERGY RESOURCES, LLC

FINANCIAL INFORMATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Production revenues (in thousands):
Gas(1)	$22,709	$19,437	$42,137	$39,930
Oil	2,592	2,469	4,419	4,834

Production volume(3):
Appalachia:
Gas (mcfd)(1)(2)	25,593	25,317	24,643	23,104
Oil (bpd)	462	407	411	415

Total (mcfed)	28,365	27,759	27,109	25,594

Michigan(6):
Gas (mcfd)	60,308	—	60,308	—
Oil (bpd)	—	—	—	—

Total (mcfed)	60,308	—	60,308	—

Total:
Gas (mcfd)(1)(2)	85,901	25,317	84,951	23,104
Oil (bpd)	462	407	411	415

Total (mcfed)	88,673	27,759	87,417	25,594

Average sales prices(3) :
Gas (per mcf)(4)	$9.27	$8.44	$9.20	$9.55
Oil (per bbl)	$61.62	$66.70	$59.40	$64.38
Production costs(5) :
As a percent of production revenues	9%	11%	9%	9%
Per mcfe(3)	$0.88	$0.93	$0.88	$0.92
Depletion per mcfe(3)	$2.09	$1.99	$2.19	$1.99

(1)	Excludes sales to landowners.
(2)

Production quantities consist of the sum of (i) Atlas Energy’s proportionate share of production from wells in which it had a direct interest, based on its proportionate net revenue interest in such wells, and (ii) Atlas Energy’s proportionate share of production from wells owned by the investment partnerships in which it has an interest, based on Atlas Energy’s equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(3)

“Mcf” and “mmcf” means thousand cubic feet and million cubic feet, respectively, “mcfe” and “Mmcfe” means thousand cubic feet equivalent and million cubic feet equivalent, respectively, and “bbls” means barrels. Barrels are converted to mcfe using the ratio of six mcfs to one barrel.

(4)

Average natural gas sales price before the effects of financial hedging was $8.36 and $7.89 for the three months ended June 30, 2007 and 2006, respectively and $8.12 and $8.55 in the six months ended June 30, 2007 and 2006, respectively.

(5)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance, and production overhead.
(6)	Amounts represent production volumes related to the acquisition of DTE Gas & Oil Company from the acquisition date (June 29, 2007) to June 30, 2007.